January 29, 2009 2:00 p.m. Pacific Time Company Press Release

SOURCE: CONTACTS:	Cowlitz Bancorporation Richard J. Fitzpatrick, Chief Executive Officer Gerald L. Brickey, Chief Financial Officer (360) 423-9800

Cowlitz Bancorporation Announces Fourth Quarter 2008 Earnings

  Capital Position and Liquidity Remain Strong
  Year-over-year Loan Growth Solid
LONGVIEW, Wash., January 29, 2009/PRNewswire/ --

Flash Results
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)

		Three Months Ending		Twelve Months Ending

	December 31,		September 30,	December 31,	December 31,
	2008	2007	2008	2008	2007

Net Interest Income	$5,174	$5,390	$5,584	$21,895	$22,355
Provision for Credit Losses	$1,700	$6,800	$2,300	$17,595	$7,800
Net Income (Loss)	$687	($3,141)	($1,596)	($8,098)	$86
Diluted EPS	$0.13	($0.62)	($0.31)	($1.60)	$0.02
Total Period End Loans				$433,215	$397,325
Total Period End Deposits				$521,570	$441,179

Cowlitz Bancorporation (NASDAQ: CWLZ) announced today that the Company’s net income for the quarter ended December 31, 2008 was $687,000, or $0.13 per diluted share, compared with a net loss of $3.1 million, or ($0.62) per diluted share, during the same period of 2007. For the year 2008, the Company’s net loss was $8.1 million, compared with net income of $86,000 for the year 2007. The Bank’s total risk based capital ratio was 11.10%, exceeding the regulatory threshold of 10% required to be “well-capitalized” under the Prompt Corrective Action Provisions.

“The past five quarters have been an extremely challenging time for the banking industry. The reductions in the prime lending rate during 2008 along with the severe liquidity crisis in the market place compressed our net interest margin and reduced our profits. At the same time, our customers’ businesses have also suffered. We are committed to working through our problem credits and returning our Company to historical profitability,” stated Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and its wholly-owned subsidiary Cowlitz Bank.

Average earning assets in the fourth quarter of 2008 were $520.0 million, compared with $496.7 million in the previous quarter. Total deposits increased 18.2 percent to $521.6 million at December 31, 2008 from $441.2 million at December 31, 2007 and $501.4 million at September 30, 2008. Total loans increased 9.0 percent to $433.2 million at December 31, 2008, compared with $397.3 million at December 31, 2007. On a linked-quarter basis, loans decreased $3.5 million from September 30, 2008. Average loans in the fourth quarter of 2008 were flat with average loans in the third quarter of 2008. The Company’s loan mix continues to reflect a business banking focus. As land development and construction loan maturities occur, the Company intends to shift its loan mix to increase commercial and industrial loans.

“Cowlitz Bank continues to have adequate liquidity with approximately $100 million of borrowing capacity with the FHLB, access to the Federal Reserve’s primary credit program and capital ratios in excess of regulatory levels required to be ‘well-capitalized’. The Bank had $55.1 million of cash and short-term investments at the end of the year,” Mr. Fitzpatrick added. The table below illustrates the capital ratios for Cowlitz Bancorporation consolidated and Cowlitz Bank.

					To Be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008
Total risk-based capital:
Consolidated	$ 54,637	11.47%	$ 38,118	>8.00%	N/A	N/A
Bank	$ 52,819	11.10%	$ 38,076	>8.00%	$ 47,595	>10.00%
Tier 1 risk-based capital:
Consolidated	$ 48,582	10.20%	$ 19,059	>4.00%	N/A	N/A
Bank	$ 46,770	9.83%	$ 19,038	>4.00%	$ 28,557	>6.00%
Tier 1 (leverage) capital:
Consolidated	$ 48,582	8.74%	$ 22,240	>4.00%	N/A	N/A
Bank	$ 46,770	8.41%	$ 22,243	>4.00%	$ 27,804	>5.00%

Net interest margin as a percentage was 4.11 percent for the fourth quarter of 2008, compared with 4.74 percent in the fourth quarter of 2007 and 4.62 percent in the third quarter of 2008. Net interest income was $5.2 million in the fourth quarter of 2008, compared with $5.4 million in the same quarter last year and $5.6 million in the third quarter of 2008. The net interest margin for the year 2008 and fourth quarter of 2008 relative to the comparable 2007 net interest margins were affected by several factors, including rate cuts by the Federal Reserve of 500 basis points between September 2007 and December 31, 2008, continued competitive market pricing on both sides of the balance sheet, a higher level of the Company’s nonperforming assets and a lower level of noninterest-bearing demand deposit accounts year-over-year.

In the fourth quarter of 2008, the yield on earning assets fell faster than the cost of funds. At December 31, 2008, the Company had approximately 65 percent of loans tied to adjustable rate indices such as prime. Many of these loans have floors, and in addition, the Company has $100 million of interest rate contracts that have mitigated to a large degree the impact of falling interest rates on that portion of the variable rate portfolio. The average rate on interest-bearing liabilities fell to 3.21 percent in the fourth quarter of 2008 from 3.26 percent in the third quarter and 4.21 percent in the fourth quarter a year ago. “Overall market liquidity constraints and competition for core deposits have kept both wholesale borrowing costs and retail deposit rates relatively high in 2008. Deposit repricing opportunities will become available in 2009 as deposits mature,” said Mr. Fitzpatrick.

The provision for credit losses was $1.7 million in the fourth quarter of 2008, compared with $2.3 million in the third quarter of 2008 and $6.8 million in the fourth quarter of 2007. Net loan charge-offs were $2.0 million in the fourth quarter of 2008 compared with $2.3 million in the third quarter of 2008 and $6.9 million in the fourth quarter of 2007. For the year 2008, the provision for credit losses totaled $17.6 million compared with $7.8 million in 2007. Net charge-offs for the year 2008 totaled $9.7 million, of which approximately $7.0 million was related to real estate development loans. The Company’s residential real estate portfolio has experienced no significant amount of charge-offs or past due loans to date. The Company has incurred only minor amounts of charge-offs in its credit card portfolio.

“We believe we have been very proactive in identifying, monitoring and working to resolve our problem loans,” stated Ernie Ballou, Vice President and Chief Credit Administrator. “We are aggressively working to reduce these problem credits, as adversely classified loans decreased 22 percent in the fourth quarter from the level at September 30, 2008. Given the current economic conditions, nonperforming asset totals could remain elevated through much of 2009.”

The allowance for loan losses was 3.17 percent of loans at December 31, 2008, and September 30, 2008, compared with 1.46 percent at December 31, 2007. The increase in the Company’s allowance for loan losses as a percentage of loans since December 31, 2007 to the historically high levels of 2008 was primarily the result of an increasing risk profile in the Bank’s land acquisition and development portfolio, as builder/developers have been experiencing reduced cash flows due to sluggish sales and underlying loan collateral values have fallen sharply. The allowance for loan losses to nonperforming loans was 87 percent at December 31, 2008, compared with 54 percent at year-end 2007 and 149 percent at September 30, 2008.

Nonaccrual loans at December 31, 2008 totaled $15.7 million, an increase of $6.4 million from September 30, 2008, and up from $10.8 million at December 31, 2007. During the fourth quarter of 2008, nonaccrual loans were reduced by pay-offs of $239,000 and charge-offs of $1.8 million. Loans placed on nonaccrual during the quarter totaled $10.7 million. One loan totaling $2.4 million was foreclosed and transferred to other real estate owned.

Other real estate owned (OREO) totaled $4.8 million at December 31, 2008, up $2.4 million from September 30, 2008 and $2.6 million at December 31, 2007. The increase in the fourth quarter of 2008 related to one property that was sold on January 2, 2009, reducing OREO totals by $2.4 million. A sale of another OREO property on January 20, 2009 further reduced OREO by $125,000. No losses were incurred on these sales.

Total nonperforming assets (defined as loans on nonaccrual and repossessed assets) were $20.5 million at December 31, 2008, compared with $13.1 million at December 31, 2007 and $11.8 million at September 30, 2008. As a percentage of total assets, nonperforming assets increased to 3.49 percent at December 31, 2008, compared with 2.54 percent at December 31, 2007 and 2.09 percent at September 30, 2008. At December 31, 2008, loans 90 days past due and still accruing consisted of two loans totaling $6.2 million. One of these loans, totaling $6.0 million, was brought current on January 2, 2009.

Noninterest income in the fourth quarter of 2008 included a loss of $80,000 due to the recognition of an additional impairment charge on the Company’s Federal National Mortgage Association (“Fannie Mae”) preferred stock. Excluding securities losses, noninterest income was $794,000 for the fourth quarter of 2008 compared with $737,000 in the same quarter of last year, primarily due to higher service charge income.

Noninterest expenses in the fourth quarter of 2008 were $3.2 million, compared with $4.3 million in the fourth quarter of 2007 and $4.7 million in the third quarter of 2008. The most significant item affecting comparability of the totals was a non-cash credit of $1.2 million in the fourth quarter of 2008, related to the ineffective portion of the change in fair value of the Company’s cash flow hedges. The Company recorded non-cash credits of $173,000 and $242,000 in the fourth quarter of 2007 and the third quarter 2008, respectively, related to hedge ineffectiveness.

Salaries and employee benefits were $1.9 million in the fourth quarter of 2008, compared with $2.2 million in the fourth quarter of 2007 and $2.3 million in the third quarter of 2008. The decrease was related to the reversal of previously accrued incentive compensation expense related to the Company’s financial performance. During 2008, full-time equivalent employees have been reduced approximately 20 percent, lowering the base of employee costs for 2009. The reductions were a combination of job eliminations and attrition. These reductions will not affect customer service and were designed to streamline operations.

The Company’s effective tax benefit rate for 2008 was 40 percent and was significantly higher for 2007. When the Company incurs a pre-tax loss, its effective tax rate is higher than the Federal statutory rate of 35 percent primarily due to tax-exempt income related to the municipal securities portfolio and investments in bank-owned life insurance, as well as available tax credits.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank’s divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington; Portland and Wilsonville, Oregon; and Bay Mortgage in southwest Washington. Cowlitz specializes in commercial and international banking services for Northwest businesses, professionals, and retail customers, and offers trust services in southwest Washington and Portland, Oregon.

Forward-Looking Statements
 This press release contains forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2007, and other filings with the SEC. We make forward-looking statements in this release related to the Company’s ability to manage through the current economic cycle, to change the overall mix of loans, deposit repricing and nonperforming asset levels.

INCOME STATEMENT		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
	2008	2007	2008	2008	2007

Interest income	$ 8,692	$ 9,070	$ 8,892	$ 35,663	$ 36,226
Interest expense	3,518	3,680	3,308	13,768	13,871

Net interest income	5,174	5,390	5,584	21,895	22,355
Provision for credit losses	1,700	6,800	2,300	17,595	7,800

Net interest income (loss) after provision
for credit losses	3,474	(1,410)	3,284	4,300	14,555
Noninterest income
Service charges on deposit accounts	237	175	221	801	683
Fiduciary income	130	163	143	609	692
International trade fees	119	219	126	580	644
Increase in cash surrender value of bank
owned life insurance	154	155	154	614	570
Securities losses	(80)	(265)	(1,412)	(1,924)	(265)
Other income	234	290	248	1,003	1,138

Total noninterest income	794	737	(520)	1,683	3,462
Noninterest expense
Salaries and employee benefits	1,862	2,182	2,333	9,202	9,488
Net occupancy and equipment expense	658	596	641	2,546	2,280
Data processing and communication	319	241	264	1,029	959
Professional services	341	354	390	1,202	1,579
Foreclosed asset expense, net	171	25	373	2,418	447
Equity in limited partnerships losses	43	47	50	185	56
Interest rate contracts valuation adjustments	(1,209)	(173)	(242)	(1,134)	215
Other expenses	967	1,071	918	3,965	3,697

Total noninterest expense	3,152	4,343	4,727	19,413	18,721

Income (loss) before provision for income taxes	1,116	(5,016)	(1,963)	(13,430)	(704)
Provision (benefit) for income taxes	429	(1,875)	(367)	(5,332)	(790)

Net income (loss)	$ 687	$ (3,141)	$ (1,596)	$ (8,098)	$ 86

Earnings (loss) per share:
Basic	$ 0.13	$ (0.62)	$ (0.31)	$ (1.60)	$ 0.02

Diluted	$ 0.13	$ (0.62)	$ (0.31)	$ (1.60)	$ 0.02

Weighted average shares outstanding:
Basic	5,123,314	5,048,102	5,067,379	5,075,307	4,972,498
Diluted	5,131,640	5,048,102	5,067,379	5,075,307	5,175,526
Shares outstanding at period end	5,110,358	5,054,437	5,067,379	5,110,358	5,054,437
Number of full-time equivalent employees				114	142

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
SELECTED AVERAGES	2008	2007	2008	2008	2007

Average loans	$ 436,462	$ 400,979	$ 436,770	$ 428,014	$ 383,477
Average interest-earning assets	519,967	462,604	496,690	495,459	446,337
Total average assets	564,890	507,745	539,965	541,519	489,141
Average deposits	500,419	429,657	474,562	471,322	415,301
Average interest-bearing liabilities	436,559	346,464	403,849	399,475	329,344
Average equity	46,490	56,757	47,877	51,917	53,932

	December 31,	December 31,	September 30,
SELECTED BALANCE SHEET ACCOUNTS	2008	2007	2008

Total assets	$ 587,427	$ 514,180	$ 565,335
Securities available for sale	64,064	51,578	40,812
Loans (bank regulatory classification):
Real estate secured:
One to four family residential	36,662	32,480	35,014
Multifamily	3,028	6,298	3,325
Construction	93,191	83,766	101,420
Commercial real estate	184,213	162,344	170,954

Total real estate	317,094	284,888	310,713

Commercial and industrial	113,991	109,846	123,582
Consumer and other	3,146	3,785	3,595

	434,231	398,519	437,890
Deferred loan fees	(1,016)	(1,194)	(1,206)

Loans, net of deferred loan fees	433,215	397,325	436,684
Goodwill and other intangibles	1,798	1,834	1,798
Deposits:
Noninterest-bearing demand	70,329	91,662	82,096
Savings and interest-bearing demand	29,674	35,792	31,768
Money market	72,465	86,658	75,574
Certificates of deposits	349,102	227,067	311,920

Total deposits	521,570	441,179	501,358
Borrowings	51	1,179	494
Junior subordinated debentures	12,372	12,372	12,372
Shareholders' equity	48,781	55,540	46,372

Book value per share	$ 9.55	$ 10.99	$ 9.15
Tangible book value per share	$ 9.19	$ 10.63	$ 8.80

		Quarter Ending		Twelve Months Ending

	December 31,	December 31,	September 30,	December 31,	December 31,
RATIOS ANNUALIZED	2008	2007	2008	2008	2007

Return on average assets	0.48%	-2.45%	-1.18%	-1.50%	0.02%
Return on average equity	5.88%	-21.96%	-13.26%	-15.60%	0.16%
Return on average tangible equity	6.12%	-22.70%	-13.78%	-16.16%	0.17%
Average equity/average assets	8.23%	11.18%	8.87%	9.59%	11.03%
Yield on interest-earning assets (TE)	6.80%	7.90%	7.27%	7.33%	8.23%
Rate on interest-bearing liabilities	3.21%	4.21%	3.26%	3.45%	4.21%
Net interest spread (TE)	3.59%	3.69%	4.01%	3.88%	4.02%
Net interest margin (TE)	4.11%	4.74%	4.62%	4.55%	5.12%

TE - Tax exempt interest income has been adjusted to a taxable equivalent basis using a 34% tax rate.
	Quarter Ending		Twelve Months Ending

	December 31,	December 31,	December 31,	December 31,
ALLOWANCE FOR CREDIT LOSSES	2008	2007	2008	2007

Balance at beginning of period	$ 14,268	$ 6,100	$ 5,990	$ 4,825
Provision for credit losses	1,700	6,800	17,595	7,800
Recoveries	37	41	99	435
Charge-offs	(2,011)	(6,951)	(9,690)	(7,070)

Balance at end of period	$ 13,994	$ 5,990	$ 13,994	$ 5,990

Components
Allowance for loan losses			$ 13,712	$ 5,801
Liability for unfunded credit commitments			282	189

Total allowance for credit losses			$ 13,994	$ 5,990

Allowance for loan losses/total loans			3.17%	1.46%
Allowance for credit losses/total loans			3.23%	1.51%
Allowance for loan losses/nonperforming loans			87%	54%
Allowance for credit losses/nonperforming loans			89%	55%

		December 31,	December 31,	September 30,
NONPERFORMING ASSETS		2008	2007	2008

Loans on nonaccrual status		$ 15,689	$ 10,827	$ 9,286
Other real estate owned		4,838	2,240	2,425
Other foreclosed assets		-	10	100

Total nonperforming assets		$ 20,527	$ 13,077	$ 11,811

Total nonperforming loans to total loans		3.62%	2.72%	2.13%

Total nonperforming assets/total assets		3.49%	2.54%	2.09%

Loans past due greater than 90 days and accruing		$ 6,247	$ 149	$ 3,733